                                                                       Exhibit 5

                          ELECTRONICS FOR IMAGING, INC.
                                303 VELOCITY WAY
                              FOSTER CITY, CA 94404
                                NOVEMBER 4, 2003

Electronics For Imaging, Inc.
303 Velocity Way
Foster City, California 94404

Ladies and Gentlemen:

                  I serve as General Counsel to Electronics For Imaging, Inc., a Delaware corporation (the "Company"), and have served as the Company's General Counsel in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of the following shares of the Company's common stock, $.01 par value per share (the "Shares"):
(1) 572 Shares under the Prographics, Inc. 1999 Stock Option Plan; (2) 8,329 Shares under the Printcafe Software, Inc. 2000 Stock Incentive Plan; (3) 65,068 Shares of Printcafe Software, Inc. 2002 Key Executive Stock Incentive Plan; and
(4) 78, 406 Shares of Printcafe Software, Inc. 2002 Employee Stock Incentive Plan, collectively, (the "Plans").

                  This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

                  In connection with this opinion, I have reviewed and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinions set forth below including (1) the Registration Statement,
(2) the Certificate of Incorporation and Bylaws of the Company, each as amended, and (3) resolutions of the Board of Directors of the Company relating to the assumption of the Plans, the issuance of shares of common stock pursuant to the Plans and the filing of the Registration Statement.

                  Based upon and subject to the foregoing, I am of the opinion that when the Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of stock option agreements duly authorized under the Plans and in accordance with the Registration Statement, such Shares will be legally issued, fully paid and nonassessable.

                  I hereby consent to the filing of this opinion letter as
Exhibit 5 to the Registration Statement. I further consent to the reference to me in Item 5 ("Interests of Named Experts and Counsel") of Part II of the Registration Statement.

                  This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans, or the Shares.

                                                Very truly yours,

                                                /s/ James L. Etheridge